Shareholder Letter Q2 2025 JO B Y A V IA T IO N A U G U S T 6 , 20 25 JO B YA V IA T IO N .C O M

Completed 21 full-transition flights in Dubai flight test campaign to validate commercial market readiness Over 50% complete on FAA side of Stage 4 of certification and first TIA-conforming aircraft preparing for final assembly $991M of cash and short-term investments Collaborating with L3Harris to develop a new class of aircraft for US defense Dept. of Defense has requested $9.4 billion in its FY26 budget to advance autonomous and hybrid aircraft Abdul Latif Jameel and ANA agreements explore deployment of approximately 300 aircraft Planned acquisition of Blade passenger business expected to accelerate commercialization in key markets Expanded manufacturing footprint to double production capacity to 24 aircraft per year Q2 2025 Highlights Joby AviationQ2 2025 Shareholder Letter August 6, 2025 2

Introduction Joby AviationQ2 2025 Shareholder Letter August 6, 2025 3 WE ARE PLEASED TO REPORT another period of significant progress toward bringing advanced air mobility to the market. We've always maintained a strategic and disciplined approach focused on achieving the global regulatory approvals needed to bring our aircraft to market and laying the foundation for commercialization. With significant advancements on these critical fronts, we are firmly positioned to expand our focus into scaling production capacity to meet growing demand for our aircraft.

Joby AviationQ2 2025 Shareholder Letter August 6, 2025 4 Business Updates

Leadership on Regulatory Approval

WE'RE SETTING THE PACE for the industry. We've completed structural testing and are preparing for the final assembly of our first FAA-conforming aircraft intended for Type Inspection Authorization. When this conforming aircraft is completed, it will enter the final phase of FAA Type Certification, which involves FAA test pilots directly evaluating the aircraft's performance and safety. We're aiming to have five of these aircraft for this phase and expect FAA test pilots to begin flying them next year. We're also more than 50% complete on the FAA side and over two-thirds complete on the Joby side of Stage 4 of the certification process.


DATA AS OF AUG 4, 2025
STAGE 1
Certification Basis
JOBY
100%
FAA
100%
STAGE 2
Means of Compliance
97%
97%
STAGE 3
Certification Plans
100%
100%
STAGE 4
Testing & Analysis
70%
53%
STAGE 5
Show & Verify
8%
3%

Percentage completion may fluctuate mildly through the course of certification as documents are edited and resubmitted. Data as of Aug 4, 2025. It is typical for a small portion of the Means of Compliance to remain open in order to address minor design changes and improvements that may occur later in the process. We therefore consider the second stage essentially complete.





Q2 2025 Shareholder Letter August 6, 2025 Joby Aviation 5

OUR FAA TYPE CERTIFICATION PROGRESS was further bolstered by two U.S. government initiatives. The recent Executive Order on Drone Dominance is expected to accelerate electric vertical takeoff and landing (eVTOL) aircraft development, aligning federal priorities to promote U.S. aviation leadership with our mission. We are actively engaged in the new regulatory pathways presented in the Order, which hold the potential to accelerate deployment of our aircraft domestically. Building on previous work with NASA to assess eVTOL aircraft in the Dallas-Fort- Worth airspace, we participated in an FAA simulation of eVTOL aircraft in the Los Angeles International Airport (LAX) Class B airspace. The simulation modeled our aircraft’s operations within one of the busiest airspaces in the world, which will directly inform FAA standards and validate that eVTOL aircraft can be safely integrated into the national airspace. Globally, the momentum for advanced air mobility is building, and we’re actively working with regulators from almost every continent. The National Aviation Authority (NAA) Network’s landmark five-nation roadmap unites the US, UK, Canada, Australia, and New Zealand around an unprecedented regulatory pathway to streamline eVTOL aircraft certification across major international markets. This was, in part, a result of the foundational work we’ve undertaken with the FAA since 2016, along with other global regulators. We also deepened our collaboration with Dubai’s Roads and Transport Authority (RTA) and the UAE’s General Civil Aviation Authority (GCAA) as part of our flight test campaign in Dubai this summer. Over the course of several weeks in June and July, we conducted a series of piloted, vertical-takeoff-and- landing wingborne flights. In addition to validating our aircraft’s capabilities, this campaign solidified the operational rigor and regulatory coordination required to successfully deploy air taxi service in the region. From access to airspace for flight tests to aligning on daily operations standards, this direct, in-market regulatory engagement provided real-time feedback for operational approvals. This was a critical step on our path to carrying our first passengers in Dubai in 2026. Our close work with the U.S. government and the FAA is allowing us to strategically engage with global markets, putting Joby at the forefront of growing global demand for the next generation of aviation. Joby AviationQ2 2025 Shareholder Letter August 6, 2025 6 U.S. Dept. of Transportation Secretary Sean Duffy and U.S. Rep. Sam Graves with the Joby aircraft and team at this year's EAA AirVenture Oshkosh. In Detroit, Joby joined U.S. government and business leaders at the Reindustrialize Summit to showcase American-led innovation and manufacturing.

Accelerating Towards Commercialization AGAINST THE BACKDROP of our regulatory progress, we’ve intensified our commercialization efforts across our three strategic focus areas: 1) building an owned and operated air taxi service, 2) direct sales to defense and commercial customers, and 3) pursuing partnered air taxi operations in regions where it’s advantageous to do so. Joby AviationQ2 2025 Shareholder Letter August 6, 2025 7

Commercial Market Readiness in Dubai

WE ACHIEVED AN INDUSTRY FIRST by delivering our aircraft to the UAE and successfully completing 21 piloted test flights in Dubai, including vertical takeoffs, landings and full transitions. Our campaign in the region validated several aspects of commercial market readiness in real-world conditions, spanning maintenance, logistics, aircraft capabilities and infrastructure.

- Conducting flights in ambient temperatures nearing 110°F provided critical data on thermal management system performance for our battery packs and electric motors. Sustained operations at elevated temperatures directly informed our thermal models and showcased system reliability across diverse climates. These tests also allowed us to evaluate flight dynamics and control in thin, hot air, which impact lift and thrust efficiency. Our pilots were able to assess the aircraft's responsiveness and handling under these challenging conditions. This data is invaluable for refining operational procedures and performance envelopes.
- Our Dubai campaign involved a team of Joby test pilots, highly trained technicians, and in-market operators. Their ability to establish and execute efficient ground operations, charging protocols, and aircraft turnarounds in a new, demanding environment provided critical real-world data points for our passenger service model. The exercise also began to model the level of resourcing required to implement in-market operations.
- Our vertiport network development in Dubai, a key strategic pillar for commercial operations, remains on pace. The Dubai International Airport (DXB) vertiport, engineered for concurrent aircraft movements and rapid passenger processing, is critical infrastructure and is on track for completion in Q1 2026.


RTA
Joby
DUBAI

Q2 2025 Shareholder Letter August 6, 2025 Joby Aviation 8

N69F
BLADE

Acquisition of Blade Passenger Business

OUR PLAN TO ACQUIRE the passenger business of Blade Air Mobility, Inc., a leading urban air mobility business that transported more than 50,000 passengers in 2024, is expected to unlock immediate market access and infrastructure across key urban corridors in New York City and Southern Europe.

- We will be utilizing Blade's existing infrastructure and gradually transitioning a large, loyal customer base from conventional helicopters to Joby aircraft. In doing so, we expect to be able to accelerate our commercialization efforts, while reducing infrastructure investment and customer acquisition costs.
- As part of the transaction, we will also become the preferred VTOL partner to the remaining company's organ transport business in locations where Joby has operations. This opens new opportunities in high-value, mission-critical air medical services and demonstrates use cases beyond passenger services.
- The ElevateOS suite of software tools we've developed to deliver high-tempo air taxi operations, will be integrated into Blade's operations to help drive cost efficiency and an improved passenger experience. Authorized by the FAA in 2024 for use in our operations, ElevateOS, which includes a pilot app, operations management software, a mobile-first rider app, and an intelligent matching engine to enable on-demand aerial ridesharing, has been built from the ground up and, we believe, encompasses the most sophisticated and efficient air operations tools available today.

BLADE PASSENGER BUSINESS HIGHLIGHTS

- 50,000+ passengers in 2024
- Network of 12 urban terminals
- Dedicated lounge and terminal bases at JFK, Newark, West & East Side of Manhattan and Wall Street

Q2 2025 Shareholder Letter August 6, 2025 Joby Aviation 9

Direct Sales: Joby Enters Defense

WE ANNOUNCED A NEW COLLABORATION with L3Harris Technologies to develop a new class of aircraft for defense applications. The gas turbine hybrid vertical take-off and landing (VTOL) aircraft will feature the flexibility of being piloted or autonomous to support low-altitude missions. This combines our existing commercial aircraft development program and leading manufacturing capabilities with L3Harris' proven expertise on platform "missionization" including sensors, effectors, communication and collaborative autonomy. Flight testing is expected to start this fall with plans to perform operational demonstrations during government exercises in 2026. The Department of Defense plans to spend $9.4 billion in FY26 to advance unmanned and remotely operated aerial vehicles.

We also announced an agreement with Abdul Latif Jameel to explore distribution of our aircraft in Saudi Arabia and the surrounding region. The agreement presents an opportunity for the potential sale of up to 200 aircraft valued at approximately $1 billion. Our collaboration with Abdul Latif Jameel will initially focus on Saudi Arabia, where Abdul Latif Jameel has an extensive presence, network and deep operational experience.


Joby
L3HARRIS®

Q2 2025 Shareholder Letter August 6, 2025 Joby Aviation 10

WE HAVE REACHED AN EXPANDED AGREEMENT with ANA Holdings (ANA) intended to establish a joint venture and deploy more than 100 Joby aircraft within a new air taxi ecosystem in Japan. Starting in Tokyo, we are targeting a phased rollout in the coming years. The expanded agreement with ANA envisions aircraft deployment and development of an air taxi ecosystem, including aircraft maintenance, pilot training and a network of vertiports. In addition, we will leverage our advanced software platform, ElevateOS, for easy booking, and engage with national and local governments for urban planning. Expanding Regional Partnerships Joby AviationQ2 2025 Shareholder Letter August 6, 2025 11

Scaling Production Capacity



WE ENTERED THIS YEAR stating that 2025 would be a year of critical progress on certification and commercialization. Our success on these fronts in the first half of the year now presents a different challenge: rapidly scaling our production capacity to meet the demand for our aircraft. While we have been developing our aircraft, we've also been designing a scalable pilot production line that's optimized down to the precise placement of tools at a technician's workstation. Our strategy is expanding to include transition of that pilot production line to scaled manufacturing.

We completed the expansion of our Marina, California facility, which now spans 435,000 square feet. With this additional space, we will be able to double our production capacity at this site. Once fully operational, the expanded Marina site is expected to be able to produce up to two dozen aircraft per year. It will also serve as a hub for initial FAA production certification, conforming ground and flight testing components, pilot training simulators and aircraft maintenance. At the same time, our newly renovated facility in Dayton, Ohio is coming online to support the manufacturing and testing of critical aircraft components. The initial team of technicians from Ohio have been training in Marina and will be returning to Dayton to begin production work. Over time, we expect our Dayton facility will be capable of producing up to 500 aircraft per year.


N545JX

We proudly added our sixth aircraft to our fleet, showcasing the accelerating cadence of our Pilot Production Line.

Our ongoing manufacturing work remains grounded in our deep partnership with Toyota. Their renowned manufacturing playbook is helping us drive scale, quality and efficiency across our production network. This includes successfully closing the first $250 million tranche of our $500 million strategic investment from Toyota, a powerful endorsement of our manufacturing strategy.

Q2 2025 Shareholder Letter August 6, 2025 Joby Aviation 12

Joby AviationQ2 2025 Shareholder Letter August 6, 2025 13 Financial Updates

Second Quarter 2025 Financial Summary IN THE SECOND QUARTER OF 2025, our net loss of $324.7 million reflected a net operating loss of $167.9 million and other loss of $156.7 million. Operating expenses for the quarter totaled $167.9 million and reflected costs to support our certification and manufacturing of our aircraft. Expenses included stock- based compensation of $26.6 million and depreciation and amortization of $9.8 million. Other loss reflected the revaluation of warrants and earn-out shares of $126.3 million and a $40.3 million loss on common stock issuance in private placement, partially offset by interest and other income of $9.8 million. Net loss in the second quarter of 2025 increased by $201.4 million compared with the net loss in the second quarter of 2024. The higher net loss compared with 2024 primarily reflected the unfavorable revaluation of warrants and earnout shares of $136.1 million, a $40.3 million loss on common stock issuance in a private placement, and a higher loss from operations and lower interest and other income, net of $24.9 million. Higher operating expenses reflected growth in our organization and increased purchases of prototype parts for manufacturing, testing and certification. Compared with the first quarter of 2025, our second quarter net loss increased by $242.3 million. Other loss was $237.6 million higher than the prior quarter, primarily reflecting a revaluation loss on our warrants and earnout shares and loss on common stock issuance in a private placement. The higher loss from operations of $4.6 million compared with the first quarter of 2025 primarily reflected increased personnel and operating expenses as we grew the team to support certification and manufacturing, and lower payments from government contract deliverables. Adjusted EBITDA in the second quarter of 2025 was a loss of $131.6 million, primarily reflecting employee costs and support associated with the development, certification and manufacturing of the aircraft. The adjusted EBITDA loss was $24.3 million higher than in the second quarter of 2024 and $4.4 million higher than the prior quarter. Adjusted EBITDA is a non-GAAP metric that excludes the loss from the revaluation of our derivative liabilities, loss on common stock issuance in a private placement, stock-based compensation expense, depreciation and amortization, interest income and expense, and other non-operating costs. Please see the section titled “Non-GAAP Financial Measures” for a reconciliation of Net Income to Adjusted EBITDA. We ended the second quarter of 2025 with $991 million in cash, cash equivalents, and investments in marketable securities. We continue to estimate that our use of cash, cash equivalents and short-term investments during 2025 will range between $500–$540 million, excluding any potential impact of our proposed acquisition of Blade. Joby AviationQ2 2025 Shareholder Letter August 6, 2025 14

Condensed Statement of Operations

JOBY AVIATION, INC. AND SUBSIDIARIES

Unaudited (in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
Revenue:				
Flight services	$ 15	$ 28	$ 15	$ 53
Operating expenses:				
Flight services	10	15	10	30
Research and development	136,387	112,996	270,674	228,632
Selling, general and administrative	31,482	31,304	60,479	61,575
Total operating expenses	167,879	144,315	331,163	290,237
Loss from operations	(167,864)	(144,287)	(331,148)	(290,184)
Interest and other income, net	9,849	11,191	19,747	23,510
Loss on common stock issuance in private placement	(40,258)	—	(40,258)	—
Gain (Loss) from change in fair value of warrants and earnout shares	(126,295)	9,814	(55,275)	48,841
Total other income (loss), net	(156,704)	21,005	(75,786)	72,351
Loss before income taxes	(324,568)	(123,282)	(406,934)	(217,833)
Income tax expense	106	10	146	46
Net loss	$ (324,674)	$ (123,292)	$ (407,080)	$ (217,879)
Net loss per share, basic and diluted	$ (0.41)	$ (0.18)	$ (0.52)	$ (0.32)
Weighted-average common stock outstanding, basic and diluted	796,798,437	689,324,227	781,936,215	685,536,805


N541JX

Q2 2025 Shareholder Letter August 6, 2025 Joby Aviation 15

Condensed Balance Sheets JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (In thousands) June 30, 2025 December 31, 2024 Assets Current assets: Cash and cash equivalents $ 336,313 $ 199,627 Short-term investments 654,671 733,224 Total cash, cash equivalents and short-term investments 990,984 932,851 Other receivables 3,588 16,044 Prepaid expenses and other current assets 19,949 20,710 Total current assets 1,014,521 969,605 Property and equipment, net 134,999 120,954 Operating lease right-of-use assets 28,325 28,689 Restricted cash 693 762 Intangible assets 5,690 8,127 Goodwill 14,322 14,322 Other non-current assets 61,326 61,006 Total assets $ 1,259,876 $ 1,203,465 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 4,508 $ 4,261 Operating lease liabilities, current portion 5,567 5,031 Accrued and other current liabilities 48,822 38,842 Total current liabilities 58,897 48,134 Operating lease liabilities, net of current portion 25,346 26,178 Warrant liability 108,861 95,410 Earnout shares liability 159,199 117,416 Other non-current liabilities 9,281 3,964 Total liabilities 361,584 291,102 Commitments and contingencies Stockholders’ equity: Preferred stock — — Common stock 85 78 Additional paid-in capital 3,161,578 2,768,605 Accumulated deficit (2,262,817) (1,855,737) Accumulated other comprehensive loss (554) (583) Total stockholders’ equity 898,292 912,363 Total liabilities and stockholders’ equity $ 1,259,876 $ 1,203,465 Q2 2025 Shareholder Letter August 6, 2025 Joby Aviation FS-2 Condensed Balance Sheets JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands) Joby AviationQ2 2025 Shareholder Letter August 6, 2025 16

Condensed Statement of Cash Flows JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (In thousands) Six months ended June 30, 2025 2024 Cash flows from operating activities Net loss $ (407,080) $ (217,879) Reconciliation of net loss to net cash used in operating activities: Depreciation and amortization expense 18,885 17,192 Stock-based compensation expense 53,577 55,387 Loss (Gain) from change in the fair value of warrants and earnout shares 55,276 (48,841) Loss on common stock issuance in private placement 40,258 — Net accretion of investments in marketable debt securities (5,132) (9,472) Changes in operating assets and liabilities Other receivables and prepaid expenses and other current assets 13,343 (7,579) Other non-current assets 173 795 Accounts payable and accrued and other current liabilities 12,053 5,878 Non-current liabilities 1,114 (952) Net cash used in operating activities (217,533) (205,471) Cash flows from investing activities Purchases of marketable securities (285,428) (169,931) Proceeds from sales and maturities of marketable securities 368,673 356,541 Purchases of property and equipment (27,089) (15,339) Net cash provided by investing activities 56,156 171,271 Cash flows from financing activities Proceeds from issuance of common stock in private placement, net 249,905 — At-the-market public offering gross proceeds 44,529 — At-the-market public offering commission and offering expenses (1,567) — Proceeds from the issuance of common stock under the Employee Stock Purchase Plan 5,022 4,942 Proceeds from the exercise of stock options and warrants issuance 964 1,291 Repayments of tenant improvement loan and obligations under finance lease (859) (950) Net cash provided by financing activities 297,994 5,283 Net change in cash, cash equivalents and restricted cash 136,617 (28,917) Cash, cash equivalents and restricted cash, at the beginning of the period 200,389 204,779 Cash, cash equivalents and restricted cash, at the end of the period $ 337,006 $ 175,862 Reconciliation of cash, cash equivalents and restricted cash to balance sheets Cash and cash equivalents $ 336,313 $ 175,100 Restricted cash 693 762 Cash, cash equivalents and restricted cash $ 337,006 $ 175,862 Non-cash investing and financing activities Net assets acquired in exchange for stock issuance $ — $ 9,472 Unpaid property and equipment purchases $ 5,460 $ 2,179 Property and equipment purchased through finance leases $ 3,665 $ 1,365 Right of use assets acquired through operating leases $ 1,990 $ 1,550 Q2 2025 Shareholder Letter August 6, 2025 Joby Aviation FS-3 Condensed State ent of Cash Flo s JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands) Joby AviationQ2 2025 Shareholder Letter August 6, 2025 17

Non-GAAP Financial Measures

JOBY AVIATION, INC. AND SUBSIDIARIES
Unaudited (in thousands)

ADJUSTED EBITDA is a non-GAAP measure of operating performance that is included to communicate the financial performance of activities associated with core operations that support the development, manufacturing and commercialization of the Joby aircraft. Adjusted EBITDA is defined as net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, loss on common stock issuance in private placement, impact from revaluation of non-operating derivative liabilities, and other income or costs which are not directly related to ongoing core operations. We believe Adjusted EBITDA, when read in conjunction with our GAAP financials, provides investors and management with a useful measure for the evaluation of our operating results and a basis for comparing our core, ongoing operations from period to period. Because Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, it should not be considered more meaningful than or as a substitute for net income (loss) as an indicator of our operating performance. Adjusted EBITDA may not be directly comparable to similarly titled measures provided by other companies due to potential differences in methods of calculation. From time to time, we may modify the nature of the adjustments we make to arrive at Adjusted EBITDA.

A reconciliation of Adjusted EBITDA to net income is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
Net loss	$ (324,674)	$ (123,292)	$ (407,080)	$ (217,879)
Income tax expense	106	10	146	46
Loss before income taxes	(324,568)	(123,282)	(406,934)	(217,833)
Interest and other income, net	(9,849)	(11,191)	(19,747)	(23,510)
Loss on common stock issuance in private placement	40,258	—	40,258	—
Loss (Gain) from change in the fair value of warrants and earnout shares	126,295	(9,814)	55,275	(48,841)
Loss from operations	(167,864)	(144,287)	(331,148)	(290,184)
Stock-based compensation expense	26,558	28,370	53,577	55,387
Depreciation and amortization expense	9,753	8,685	18,885	17,192
Adjusted EBITDA	$ (131,553)	$ (107,232)	$ (258,686)	$ (217,605)

Q2 2025 Shareholder Letter August 6, 2025 Joby Aviation 18

Upcoming Events Today’s Webcast Details THE SECOND QUARTER 2025 FINANCIAL RESULTS WEBCAST is scheduled to take place at 5:00pm ET (2:00pm PT) on August 6, 2025. The webcast will be publicly available in the Financial Results section of the company’s investor website: ir.jobyaviation.com. CANACCORD GENUITY 45TH ANNUAL GROWTH CONFERENCE J.P. MORGAN 2025 AUTO CONFERENCE NEEDHAM TRANSPORTATION TECHNOLOGY LEADERS CONFERENCE JEFFERIES 2025 INDUSTRIALS CONFERENCE H.C. WAINWRIGHT 27TH ANNUAL GLOBAL INVESTMENT CONFERENCE MORGAN STANLEY 13TH ANNUAL LAGUNA CONFERENCE Joby AviationQ2 2025 Shareholder Letter August 6, 2025 19

THIS SHAREHOLDER LETTER contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft, the growth of our manufacturing capabilities, including our expectations to be able to produce up to two dozen aircraft per year at our Marina, California facility and up to 500 aircraft per year at our Dayton, Ohio facility; our regulatory outlook, progress and timing, and expected manufacturing and flight test capabilities and timing, including plans to begin FAA flight testing in 2026 and to build 5 FAA conforming aircraft to support our TIA program; the potential timing and expected benefits of our planned acquisition of the Blade passenger business; potential benefits of the Executive Order on Drone Dominance and expected Department of Defense spending to advance unmanned and remotely operated aerial vehicles; our planned operations with the Department of Defense; market opportunities associated with the new MOSAIC rules; plans and timing related to certification and operation of our aircraft in the United Arab Emirates, including our expectations that the vertiport at the Dubai International Airport will be complete in Q1 2026 and plans to carry our first passengers in 2026; potential routes and vertiport locations for our services; our business plan, objectives, goals and market opportunity; plans for, and potential benefits of, our strategic partnerships, including our agreement with Abdul Latif Jameel to explore the potential sale of up to 200 aircraft valued at approximately $1 billion, our agreement with L3Harris Technologies, including plans to begin flight testing of a gas turbine aircraft in the fall and perform demonstrations during select military exercises in 2026, and our agreement to establish a joint venture with ANA Holdings to deploy more than 100 Joby aircraft; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations, including the expected benefits of our vertically-integrated business model, potential routes to market, including direct sales, additional contracts with the Department of Defense and foreign operations, and the potential margins associated with each, and our cash spending outlook for 2025. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our air taxi service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project; complexities related to obtaining certification and operating in foreign markets, including the need to negotiate additional definitive agreements related to such operations; the need to negotiate and enter into additional agreements to realize the full expected value of our strategic partnerships; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reliance on third- party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; uncertainties around Department of Defense spending and the extent to which we may be able to benefit from any such programs; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. Forward-Looking Statements CONTACT DETAILS Investors: investors@jobyaviation.com Media: press@jobyaviation.com Joby AviationQ2 2025 Shareholder Letter August 6, 2025 20